As filed with the Securities and Exchange Commission on February 10, 2014
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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Highwoods Properties, Inc.
(Exact name of registrant as specified in its charter)
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Maryland	56-1871668
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604
(919) 872-4924
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Jeffrey D. Miller
Vice President, General Counsel and Secretary
Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, NC 27604
Phone: (919) 872-4924
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Jeffrey M. Sullivan, Esq.
Hunton & Williams LLP
421 Fayetteville Street, Suite 1400
Raleigh, NC 27601
Phone: (919) 899-3094

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):
Large accelerated filer ☒     Accelerated filer ☐       Non-accelerated filer ☐       Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock	3,613,666	$36.69	$132,585,406	$17,078

(1)
The prospectus that forms a part of this Registration Statement, as such prospectus may be amended or supplemented from time to time, is deemed to relate to the common stock being registered pursuant to this Registration Statement.

(2)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, based on the average high and low prices reported on the NYSE on February 3, 2014.
(3)
Pursuant to Rule 457(p) of the Securities Act of 1933, this registration fee is partially offset by $13,571, the remaining amount available from a previously paid registration fee of $14,363 related to unsold securities that were registered pursuant to the registrant’s Registration Statement on Form S-3 (No. 333-172134) filed on February 9, 2011. Such fee was paid in connection with a 424(b)(2) filed by the registrant on February 8, 2012 under such Registration Statement. As a result, $13,571 of the registration fee of $17,078 payable pursuant to this registration statement is offset against the remaining amount available from the registration fee previously paid. The remaining balance of the registration fee, $3,507, has been paid in connection with the filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not resell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2014

3,613,666 Shares

Common Stock

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This prospectus relates to up to 3,613,666 shares of common stock of Highwoods Properties, Inc. that the selling stockholders named in this prospectus may offer for sale from time to time. The selling stockholders named in this prospectus may acquire or have acquired these shares by exercising warrants to purchase shares of our common stock or by redeeming units of limited partnership (“Common Units”) in Highwoods Realty Limited Partnership, which is the operating partnership through which we conduct our business, for shares of our common stock.
We have registered the resale of the shares to allow the selling stockholders to sell any or all of their shares of common stock on the New York Stock Exchange (“NYSE”) or in private transactions using any of the methods described in this prospectus. See “Plan of Distribution.” We will not receive any proceeds from the sale of any of the shares offered by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our common stock. See “Selling Stockholders.”
The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of common stock may be deemed to be “underwriters” under the Securities Act of 1933. See “Plan of Distribution.”
Our common stock is listed on the NYSE under the symbol “HIW.” On February 7, 2014, the last reported sales price of our common stock on the NYSE was $36.75 per share.
To preserve our status as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, we impose restrictions on the ownership and transfer of our common stock. See “Description of Common Stock-Ownership Limitations and Restrictions on Transfers” in this prospectus.
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You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our common stock.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2014.

You should rely only on the information contained in this prospectus or incorporated by reference in these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus is an offer to sell only the securities offered by this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date on the front of those documents or as of the respective dates of any documents incorporated by reference herein.

TABLE OF CONTENTS

i

ABOUT THIS PROSPECTUS
This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, the selling stockholders may sell, at any time and from time to time, in one or more offerings, the shares of common stock described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the shares of common stock the selling stockholder may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the section entitled “Where You Can Find More Information.”
In connection with such offerings, we may file one or more prospectus supplements that would contain specific information about the terms of that offering. The prospectus supplement may add, update or change information contained in this prospectus. If there is an inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Where You Can Find More Information.”
Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto references to “we,” “us,” and “our” refer to Highwoods Properties, Inc., a Maryland corporation (the “Company”), and its consolidated subsidiaries, including Highwoods Realty Limited Partnership, a North Carolina limited partnership, which we refer to in this prospectus as the “Operating Partnership.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
Some of the information included or incorporated by reference in this prospectus and any accompanying prospectus supplement may contain “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). You can identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “projects,” “seeks,” “should,” or other similar words or expressions. Our forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that our plans, intentions, expectations, strategies or prospects will be achieved and you should not place undue reliance on these forward-looking statements. When considering such forward-looking statements, you should keep in mind the following important factors that could cause our actual results to differ materially from those contained in any forward-looking statement:

•	the financial condition of our customers could deteriorate;

•	we may not be able to lease or release second generation space, defined as previously occupied space that becomes available for lease, quickly or on as favorable terms as old leases;

•	we may not be able to lease our newly constructed buildings as quickly or on as favorable terms as originally anticipated;

•	we may not be able to complete development, acquisition, reinvestment, disposition or joint venture projects as quickly or on as favorable terms as anticipated;

•	development activity by our competitors in our existing markets could result in an excessive supply of office properties relative to customer demand;

•	our markets may suffer declines in economic growth;

•	unanticipated increases in interest rates could increase our debt service costs;

•	unanticipated increases in operating expenses could negatively impact our operating results;

•
we may not be able to meet our liquidity requirements or obtain capital on favorable terms to fund our working capital needs and growth initiatives or to repay or refinance outstanding debt upon maturity; and

•	the Company could lose key executive officers.
This list of risks and uncertainties, however, is not intended to be exhaustive. You should also review the other cautionary statements we make under the caption “Business - Risk Factors” in our 2013 Annual Report on Form 10-K, incorporated by reference herein, and as updated in subsequent SEC filings. Given these uncertainties, you should not place undue reliance on forward-looking statements. Except as required by law, we undertake no obligation to publicly release the results of any revisions to these forward-looking statements to reflect any future events or circumstances or to reflect the occurrence of unanticipated events.

THE COMPANY
We are a fully-integrated REIT that provides leasing, management, development, construction and other customer-related services for our properties and for third parties. We conduct our activities through the Operating Partnership. We are the sole general partner of the Operating Partnership.
At December 31, 2013, we owned or had an interest in 32.2 million rentable square feet of in-service office, industrial and retail properties, 0.9 million rentable square feet of office properties under development and approximately 600 acres of development land.
At December 31, 2013, we owned all of the preferred partnership interests in the Operating Partnership and 96.8% of the common partnership interests in the Operating Partnership. Limited partners owned the remaining common partnership interests. Generally, the Operating Partnership is obligated to redeem each common partnership interest at the request of the holder thereof for cash equal to the value of one share of the Company’s common stock based on the average of the market price for the 10 trading days immediately preceding the notice date of such redemption, provided that the Company, at its option, may elect to acquire any such common partnership interests presented for redemption for cash or one share of the Company’s common stock. The common partnership interests owned by the Company are not redeemable.
The Company was incorporated in Maryland in 1994. The Operating Partnership was formed in North Carolina in 1994. Our executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604 and our telephone number is (919) 872-4924. We are based in Raleigh, North Carolina, and our properties and development land are located in Florida, Georgia, Missouri, North Carolina, Pennsylvania, South Carolina, Tennessee and Virginia.

RISK FACTORS
Investing in our common stock involves risks. Before purchasing the common stock offered by this prospectus you should consider carefully the risk factors incorporated by reference in this prospectus from our 2013 Annual Report on Form 10-K, as well as (i) the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and (ii) the information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of common stock offered by the selling stockholders named in this prospectus.

DESCRIPTION OF COMMON STOCK
The following summary of the material terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”
General
The Company is authorized under its charter to issue 200 million shares of its common stock. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders for a vote. Unless applicable law requires otherwise, and except in limited circumstances as our charter may provide with respect to any series of preferred stock that the Company may issue, the holders of common stock will possess exclusive voting power. See “-Ownership Limitations and Restrictions on Transfers.”
All shares of common stock issued will be duly authorized, fully paid and non-assessable. Distributions may be paid to the holders of common stock if and when declared by the Company’s board of directors out of legally available funds. The Company intends to continue to pay quarterly dividends.
Under Maryland law, stockholders are generally not liable for the Company’s debts or obligations. If the Company is liquidated, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of common stock will participate pro rata in any remaining assets.
Holders of common stock have no conversion, sinking fund or redemption rights or preemptive rights. A conversion feature permits a stockholder to convert shares to a different security, such as debt or preferred stock. A redemption right permits a stockholder to redeem such holder’s shares (for cash or other securities) at some point in the future. Sometimes a redemption right is paired with an obligation of the company to create an account into which such company must deposit money into to fund the redemption (i.e., a sinking fund). Preemptive rights are rights granted to stockholders to subscribe for their pro rata percentage of any other securities we may offer in the future.
The common stock is currently listed for trading on the NYSE. The Company will apply to the NYSE to list any additional shares of common stock that the Company offers and sells pursuant to a prospectus supplement.
The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.
Ownership Limitations and Restrictions on Transfers
To maintain its REIT qualification, not more than 50% in value of the Company’s outstanding stock may be owned directly or indirectly by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year and at least 100 persons must beneficially own its outstanding stock for at least 335 days per 12-month taxable year (or during a proportionate part of a shorter taxable year). To help ensure that the Company meets these tests, the Company’s charter provides that no person or entity may directly or constructively own more than 9.8% in value of the Company’s issued and outstanding capital stock, without obtaining a written waiver from the board of directors. For purposes of this provision, corporations, partnerships, “groups” within the meaning of Section 13(d)(3) of the Exchange Act and other entities are treated as single persons. The board of directors has discretion to waive this ownership limit if the board receives evidence that ownership in excess of the limit will not jeopardize the Company’s REIT status.
The restrictions on transferability and ownership will not apply if the board of directors and the stockholders holding two-thirds of the Company’s outstanding shares of capital stock determine that it is no longer in the Company’s best interest to be a REIT. The Company has no current intention to seek to change its REIT tax status.
All certificates representing shares of common stock bear a legend referring to the restrictions described above.
Holders of more than 1% of the Company’s common stock or preferred stock must file a written response to the Company’s request for stock ownership information, which will be mailed no later than January 30th of each year. This notice should contain the holder’s name and address, the number of shares of common stock or preferred stock such holder owns and a description of how such holder holds the shares. In addition, such holders will be required to disclose in writing any other information that the Company needs in order to determine the effect of such holder’s ownership on the Company’s status as a REIT.

These ownership limitations could have the effect of precluding a third party from obtaining control over the Company unless the Company’s board of directors and our stockholders determine that maintaining REIT status is no longer desirable.
Limitations of Liability and Indemnification of Directors and Officers
Maryland general corporation law and the Company’s charter exculpate each director and officer in actions by the Company or by stockholders in derivative actions from liability unless the director or officer has received an improper personal benefit in money, property or services or has acted dishonestly, as established by a final judgment of a court.
The charter also provides that the Company will indemnify a present or former director or officer against expense or liability in an action to the fullest extent permitted by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party because of their service as an officer, director or other similar capacity. However, Maryland law prohibits indemnification if it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
We believe that the exculpation and indemnification provisions in the charter help induce qualified individuals to agree to serve as officers and directors of the Company by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. You should be aware, however, that these provisions in the Company’s charter and Maryland law give you a more limited right of action than you otherwise would have in the absence of such provisions. We also maintain a policy of directors’ and officers’ liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.
The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over the Company against liabilities arising under the Securities Act. Insofar as the above provisions may allow that type of indemnification, we have been informed that, in the SEC’s opinion, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Business Combinations
Pursuant to the Company’s charter and Maryland law, the Company cannot merge into or consolidate with another corporation or enter into a statutory share exchange transaction in which the Company is not the surviving entity or sell all or substantially all of its assets unless the board of directors adopts a resolution declaring the proposed transaction advisable and a majority of the stockholders voting together as a single class approve the transaction. Maryland law prohibits stockholders from taking action by written consent unless all stockholders consent in writing. The practical effect of this limitation is that any action required or permitted to be taken by the Company’s stockholders may only be taken if it is properly brought before an annual or special meeting of stockholders. The Company’s bylaws further provide that in order for a stockholder to properly bring any matter before a meeting, the stockholder must comply with requirements regarding advance notice. The foregoing provisions could have the effect of delaying until the next annual meeting stockholder actions that the holders of a majority of the Company’s outstanding voting securities favor. These provisions may also discourage another person from making a tender offer for the Company’s common stock, because such person or entity, even if it acquired a majority of the Company’s outstanding voting securities, would likely be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting.
Maryland law also establishes special requirements with respect to business combinations between Maryland corporations and interested stockholders unless exemptions apply. Among other things, the law prohibits for five years a merger and other similar transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of the five-year period. The Company’s charter contains a provision exempting the Company from the Maryland business combination statute. However, we cannot assure you that this charter provision will not be amended or repealed at any point in the future.

Control Share Acquisitions
Maryland general corporation law also provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer or by officers or employee directors. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation’s charter or bylaws. The Company’s bylaws contain a provision exempting from the control share acquisition statute any stock acquired by any person. However, we cannot assure you that this bylaw provision will not be amended or repealed at any point in the future.
Vacancies and Removal of Directors
Pursuant to our charter, each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. A director may only be removed for cause by the affirmative vote of two-thirds vote of the Company’s outstanding common stock.
Our charter and bylaws provide that a majority of the directors or the stockholders may fill any vacancy on the board of directors. However, under Maryland law, only the board of directors can fill vacancies though the charter and bylaws provide otherwise. In addition, our bylaws provide that only the board of directors may increase or decrease the number of persons serving on the board of directors. These provisions preclude stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees until the next annual meeting of stockholders.
Amendment of Charter and Bylaws
Except as set forth below, the Company’s charter can be amended only by the affirmative vote of holders of not less than a majority of the outstanding shares of common stock. However, the provisions in the charter relating to the removal of directors and preservation of the Company’s REIT status may only be amended by the affirmative vote of holders of not less than two-thirds of the outstanding shares of common stock.
Operating Partnership Agreement
Upon a change in control of the Company, the partnership agreement of the Operating Partnership requires certain acquirers to maintain an umbrella partnership real estate investment trust (“UPREIT”) structure with terms at least as favorable to the limited partners as are currently in place. For instance, in certain transactions, the acquirer would be required to preserve the limited partner’s right to continue to hold tax-deferred partnership interests that are redeemable for capital stock of the acquirer. Some change of control transactions involving the Company could require the approval of two-thirds of the limited partners of the Operating Partnership (other than the Company). These provisions may make a change of control transaction involving the Company more complicated and therefore might decrease the likelihood of such a transaction occurring, even if such a transaction would be in the best interest of the Company’s stockholders.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the extent discussed in “-Taxation of Tax-Exempt Stockholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the extent discussed in “-Taxation of Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic stock” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

•	persons holding a 10% or more (by vote or value) beneficial interest in our stock.
This summary assumes that stockholders hold common stock as capital assets for federal income tax purposes, which generally means property held for investment.
The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.
WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Taxation of Our Company
We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 1994. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to be organized and to operate in such a manner. However, we cannot assure you that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. Qualification as a REIT depends on our continuing to satisfy numerous asset, income, share ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results. The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.
In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT for our taxable years ended December 31, 2006 through December 31, 2013, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2014 and thereafter. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the Internal Revenue Service (“IRS”) or any court. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, either prospectively or retrospectively, and speaks as of the date issued. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Hunton & Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “-Failure to Qualify.”
If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•
We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

▪
net income from the sale or other disposition of property acquired through foreclosure or after a default on a lease of the property (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

▪	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•
If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “-Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

▪	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

▪	a fraction intended to reflect our profitability.

•
If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary (“TRS”) that are not conducted on an arm’s-length basis.

•
If we fail any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “- Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest U.S. federal income tax rate then applicable (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

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If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

▪	the amount of gain that we recognize at the time of the sale or disposition, and

▪	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “- Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, will be subject to federal corporate income tax.
In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.
Requirements for Qualification
To qualify as a REIT, we must elect to be treated as a REIT and must meet the following requirements, relating to our organization, sources of income, nature of assets and distributions.
The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable securities or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for application of the REIT provisions of the federal income tax laws;

4.	that is neither a financial institution nor an insurance company subject to special provisions of the Code;

5.	that has at least 100 persons as beneficial owners (determined without reference to any rules of attribution);

6.
during the last half of each taxable year, not more than 50% in value of the outstanding securities of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities), which we refer to as the five or fewer requirement;

7.
which elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	that uses the calendar year as its taxable year and complies with the recordkeeping requirements of the federal income tax laws; and

9.	that satisfies the income tests, the asset tests, and the distribution tests, described below.
The Code provides that REITs must satisfy all of the first four, the eighth (if applicable) and the ninth preceding requirements during the entire taxable year. REITs must satisfy the fifth requirement during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of determining securities ownership under the sixth requirement, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our securities in proportion to their actuarial interests in the trust for purposes of the sixth requirement above. We will be treated as having met the sixth requirement if we comply with certain Treasury Regulations for ascertaining the ownership of our securities for such year and if we did not know (or after the exercise of reasonable diligence would not have known) that the sixth condition was not satisfied for such year. Our charter currently includes restrictions regarding ownership and transfers of our stock that, among other things, assist us in continuing to satisfy the fifth and sixth of these requirements.
Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary from its parent REIT will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself for purposes of applying the requirements herein. Our qualified REIT subsidiaries will not be subject to federal corporate income taxation, although they may be subject to state and local taxation in some states.
Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and to earn its proportionate share of the partnership’s gross income for purposes of the applicable REIT qualification tests. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of our Operating Partnership (including our Operating Partnership’s share of the assets, liabilities and items of income with respect to any partnership in which it holds an interest), is treated as our assets, liabilities and items of income for purposes of applying the requirements described herein. For purposes of the 10% value test (see “-Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.
We have control of our Operating Partnership and generally intend to control any subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.
Taxable REIT Subsidiaries. A REIT may own up to 100% of the securities of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the securities issued by a TRS to us is an asset in our hands, and we will treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our compliance with the gross income and asset tests. Additionally, we may, from time to time, also dispose of an unwanted asset through a TRS as necessary or convenient to avoid the 100% tax on income from prohibited transactions. Because we do not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.
A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.
Rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “-Gross Income Tests-Rents from Real Property.” If we lease space to a TRS, we will seek to comply with these requirements.
We currently have one TRS, Highwoods Services, Inc., through which we hold certain assets that that are either non-qualifying assets for purposes of the REIT asset tests, or which we believe could potentially trigger the prohibited transaction tax on disposition if held directly by us.
Gross Income Tests
We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

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income derived from the temporary investment in stock and debt investments purchased with the proceeds from the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “- Foreign Currency Gain” below. The following paragraphs discuss the specific application of the gross income tests to us.
Rents from Real Property.  Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:
First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales, provided that such percentage (a) is fixed at the time the lease is entered into, (b) is not renegotiated during the term of the lease in a manner that has the effect of basing percentage rent on income or profits, and (c) conforms with normal business practice.
Second, we must not own, actually or constructively, 10% or more of the securities or the assets or net profits of any lessee (a “related party tenant”), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our securities are owned, directly or indirectly, by or for any person, we are considered as owning the securities owned, directly or indirectly, by or for such person.
As described above, we may own up to 100% of the securities of one or more TRSs. Under an exception to the related party rent rules, rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the securities will not be treated as “rents from real property.”
Third, “rents from real property” excludes rent attributable to personal property except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year.
Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute “rents from real property” unless such services are customarily provided in the geographic area. Customary services that are not considered to be provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by us. Where, on the other hand, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor from whom we do not receive any income or a TRS. Non-customary services that are not performed by an independent contractor or TRS in accordance with the applicable requirements will result in impermissible tenant service income to us to the extent of the income earned (or deemed earned) with respect to such services. If the impermissible tenant service income (valued at not less than 150% of our direct cost of performing such services) exceeds 1% of our total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services does not exceed 1% of our total income from the property, the services will not cause the rent paid by tenants of the property to fail to qualify as rents from real property, but the impermissible tenant services income will not qualify as “rents from real property.”
We do not currently charge and do not anticipate charging rent that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of receipts or sales, as is permitted). We also do not anticipate receiving rent from related party tenants.
Our Operating Partnership does provide certain services with respect to our properties. We believe that the services with respect to our properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the properties to fail to qualify as rents from real property. Services with respect to the properties that we believe may not be provided by us or the Operating Partnership directly without jeopardizing the qualification of rent as “rents from real property” are and will be performed by independent contractors or TRSs.
If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test.
In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.
Fee Income. We may, directly or indirectly, receive fees for property management and brokerage and leasing services provided with respect to some properties not owned entirely by the Operating Partnership. These fees, to the extent paid with respect to the portion of these properties not owned, directly or indirectly, by us, will not qualify under the 75% gross income test or the 95% gross income test. The Operating Partnership also may receive other types of income with respect to the properties it owns that will not qualify for either of these tests. We believe, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under either the 75% gross income test or the 95% gross income test.
Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.
We may invest opportunistically from time to time in mortgage debt and mezzanine loans. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to acquire the loan or on the date we modify the loan (if the modification is treated as “significant” for tax purposes), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property - that is, the amount by which the loan exceeds the value of the real estate that is security for the loan. For purposes of this paragraph, however, under IRS guidance we do not need to redetermine the fair market value of the real property in connection with a loan modification that is occasioned by a borrower default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan.
Mezzanine loans are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that the mezzanine loans we would originate or acquire typically will not meet all of the requirements for reliance on this safe harbor. We intend to invest in mezzanine loans in manner that will enable us to continue to satisfy the gross income and asset tests.
Dividends.  Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.
Prohibited Transactions.  A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

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the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

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either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

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if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provision in the U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.
Additionally, we may dispose of properties in transactions intended to qualify as like−kind exchanges under the Code. Such like−kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like−kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.
Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income.

However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.
A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.  From time to time, we or our Operating Partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our Operating Partnership’s trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.
Foreign Currency Gain.  Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.
We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “- Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.
Asset Tests
To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.
First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and money market funds and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs; and

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.
Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the 10% vote test, or 10% of the total value of any one issuer’s outstanding securities, or the 10% value test.
Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable entities and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.
For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•
“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•
a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•
Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•
Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “- Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.
As described above, we may, on a select basis, invest in mortgage loans and mezzanine loans. Although we expect that our investments in mezzanine loans will generally be treated as real estate assets, we anticipate that the mezzanine loans in which we invest will not meet all the requirements of the safe harbor in IRS Revenue Procedure 2003-65. Thus no assurance can be provided that the IRS will not challenge our treatment of mezzanine loans as real estate assets. Additionally, we expect that any investments in mortgage loans will generally be treated as real estate assets. However, for purposes of the asset tests, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset. Under current law, it is not clear how to determine what portion of such a loan will be treated as a real estate asset. However, the IRS has issued guidance stating that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (1) the fair market value of the real property securing the loan on the date the REIT acquires the loan or (2) the fair market value of the loan. We intend to invest in mortgage loans and mezzanine loans in a manner that will enable us to continue to satisfy the asset and gross income test requirements.
We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•
the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
In the event that we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.
We believe that the assets that we hold will satisfy the foregoing asset test requirements. However, we have not obtained and will not obtain independent appraisals to support our conclusions as to the value of our assets and securities, or the real estate collateral for the mortgage or mezzanine loans that support our investments. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.
Distribution Requirements
Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”
We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the stockholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,
we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.
We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.
It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our stock or debt securities.
Pursuant to Revenue Procedure 2010-12, the IRS created a temporary safe harbor authorizing publicly-traded REITs to make elective cash/stock dividends. That safe harbor has expired. However, the IRS has issued private letter rulings to other REITs granting similar treatment to elective cash/stock dividends. Those rulings may only be relied upon by the taxpayers to whom they were issued, but we could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent we will be able to pay taxable dividends payable in cash and stock in later years. We have no current intention to make a taxable dividend payable in our stock.
Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.
Recordkeeping Requirements
We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests (for which the cure provisions are described above), we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “- Gross Income Tests” and “- Asset Tests.”
If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as dividend income. Subject to certain limitations, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate of up to 20% on such dividends, plus an additional 3.8% Medicare tax in the case of individuals, trusts and estates whose income exceeds certain thresholds. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.
Taxation of Taxable U.S. Stockholders
As used herein, the term “U.S. stockholder” means a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.
As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made from our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends and then to our common stock dividends. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. Qualified dividend income generally includes dividends paid to U.S. stockholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “- Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as our TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock become ex-dividend. In addition, individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.
A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “- Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.
We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted tax basis in his or her common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.
Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.
Taxation of U.S. Stockholders on the Disposition of Our Common Stock
A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.
Capital Gains and Losses
A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. In addition, individuals, estates or trusts whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our common stock.
With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our stockholders taxed at individual rates at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the stock interest in the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of our stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders
The term “non-U.S. stockholder” means a beneficial owner of our common stock that is not a U.S. stockholder or a partnership (or entity treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.
A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (conducted through a United States permanent establishment, where applicable), the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. Except with respect to certain distributions attributable to the sale of USRPIs described below, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.
A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.
For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and stock in certain corporations at least 50% of whose assets consist of USRPIs. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We would be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.
However, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as (i) our common stock is regularly traded on an established securities market in the United States and (ii) the non-U.S. stockholder did not own more than 5% of our common stock at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders owning 5% or less of our common stock generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We believe our common stock currently is treated as regularly traded on an established securities market in the United States. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 5% of our common stock at any time during the one-

year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. stockholder disposes of the common stock during the 30-day period preceding the ex-dividend date of a dividend, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire the common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.
Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of our common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. stockholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.
Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that we are and will continue to be a United States real property holding corporation based on our asset mix and investment strategy. However, despite our status as a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its stock are held directly or indirectly by non-U.S. stockholders. We believe that we currently are a domestically controlled qualified investment entity, but because our common stock is publicly traded, we cannot assure you that we are or will be a domestically controlled qualified investment entity in the future. If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA is available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells the common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

•	our common stock is treated as being regularly traded under applicable U.S. Treasury regulations on an established securities market; and

•	the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.
As noted above, we believe that our common stock is currently treated as being regularly traded on an established securities market.
If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•
the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•
the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

For payments after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends paid on our common stock received by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments after December 31, 2016, on proceeds from the sale of our common stock received by certain non-U.S. stockholders. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.
Information Reporting Requirements and Backup Withholding, Shares Held Offshore
We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.
Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of our stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders are urged consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.
For payments after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends paid on our common stock received by U.S. stockholders who own their common stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments after December 31, 2016, on proceeds from the sale of our common stock received by U.S. stockholders who own their common stock through foreign accounts or foreign intermediaries. We will not pay any additional amounts in respect of any amounts withheld.
Other Tax Consequences
Tax Aspects of Our Investments in the Operating Partnership and Subsidiary Partnerships. The following discussion summarizes certain material federal income tax considerations applicable to our direct or indirect investment in our Operating Partnership and any subsidiary partnerships or limited liability companies we form or acquire that are treated as partnerships for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as “Partnerships.” The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.
Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.
Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).
A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).
Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership (other than the Operating Partnership, which has more than 100 partners) should qualify for the private placement exclusion.
The Operating Partnership does not qualify for the private placement exclusion. Another safe harbor under the PTP regulations provides that so long as the sum of the percentage interests in partnership capital or profits transferred during the taxable year of the partnership does not exceed two percent of the total interests in the partnership capital or profits, interests in the partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof. For purposes of applying the two percent threshold, “private transfers,” transfers made under certain redemption or repurchase agreements, and transfers made through a “qualified matching service” are ignored. While we believe that the Operating Partnership satisfies the conditions of this safe harbor, we cannot assure you that the Operating Partnership has or will continue to meet the conditions of this safe harbor in the future. Consequently, while units of the Operating Partnership are not and will not be traded on an established securities market, and while the exchange rights of limited partners of the Operating Partnership are restricted by the agreement of limited partnership in ways that we believe, taking into account all of the facts and circumstances, prevent the limited partners from being able to buy, sell or exchange their limited partnership interests in a manner such that the limited partnership interests would be considered “readily tradable on a secondary market or the substantial equivalent thereof” under the PTP regulations, no complete assurance can be provided that the IRS will not successfully assert that the Operating Partnership is a publicly traded partnership.
As noted above, a publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership’s gross income for each taxable year in which the partnership is a publicly traded partnership consists of “qualifying income” under Section 7704 of the Code. “Qualifying income” under Section 7704 of the Code includes interest, dividends, real property rents, gains from the disposition of real property, and certain income or gains from the exploitation of natural resources. In addition, qualifying income under Section 7704 of the Code generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. We believe the Operating Partnership has satisfied the 90% qualifying income test under Section 7704 of the Code in each year since its formation and will continue to satisfy that exception in the future. Thus, we believe the Operating Partnership has not and will not be taxed as a corporation.
There is one significant difference, however, regarding rent received from related party tenants under the REIT gross income tests and the 90% qualifying income exception. For a REIT, rent from a tenant does not qualify as rents from real property if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant. Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. Accordingly, we will need to monitor compliance with both the REIT rules and the publicly traded partnership rules.
We have not requested, and do not intend to request, a ruling from the IRS that the Operating Partnership or any other Partnerships will be classified as a partnership (or disregarded entity, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “-Gross Income Tests” and “-Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “-Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.
Income Taxation of the Partnerships and Their Partners
Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.
Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.
Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a “book-tax difference”. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Our Operating Partnership has acquired and may acquire appreciated property in exchange for limited partnership interests. We have a carryover, rather than a fair market value, basis in such contributed assets equal to the basis of the contributors in such assets, resulting in a book-tax difference. As a result of that book-tax difference, we have a lower adjusted basis with respect to that portion of our Operating Partnership’s assets than we would have with respect to assets having a tax basis equal to fair market value at the time of acquisition. This results in lower depreciation deductions with respect to the portion of our Operating Partnership’s assets attributable to such contributions, which could cause us to be allocated tax gain in excess of book gain in the event of a property disposition.
The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Unless we as general partner select a different method, our Operating Partnership will use the traditional method for allocating items with respect to which there is a book-tax difference. As a result, the carryover basis of assets in the hands of our Operating Partnership in contributed property causes us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all of our assets were to have a tax basis equal to their fair market value at the time of the contribution, and a sale of that portion of our Operating Partnership’s properties which have a carryover basis could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. As a result of the foregoing allocations, we may recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends, instead of a tax-free return of capital or capital gains.

Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•
reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.
Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.
Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “-Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.
Legislative or Other Actions Affecting REITs
The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our common stock.
State, Local and Foreign Taxes
We and/or you may be subject to taxation by various states, localities and foreign jurisdictions, including those in which we or a stockholder transacts business, owns property or resides. The state, local and foreign tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you are urged to consult your tax advisors regarding the effect of state, local and foreign tax laws upon an investment in our common stock.

SELLING STOCKHOLDERS
The shares of common stock included in this offering are 3,613,666 shares that may be sold by selling stockholders. We refer to these shares as the “resale shares.” Only 659,211 of the resale shares are currently outstanding. We may issue the remaining resale shares to the selling stockholders upon the exercise of 15,000 outstanding warrants and the redemption of 2,939,455 outstanding Common Units. See “Plan of Distribution.”
The selling stockholders may offer and sell from time to time under this prospectus any and all of the resale shares. Information about the selling stockholders is set forth herein. Information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. There are currently no agreements, arrangements or understandings with respect to the sale of any of the resale shares that will be held by the selling stockholders. None of the selling stockholders are broker-dealers or affiliates of broker-dealers.
The following table sets forth, for each selling stockholder, the amount of our common stock owned, the number of shares of common stock offered hereby and the percentage of the common stock owned after completion of the offering assuming all of the offered shares are sold:

Name of Selling Stockholder (1)	Number of Shares Beneficially Owned (2)	Number of Shares Offered	Number of Shares Beneficially Owned Following Resale	Percentage Ownership Following Resale (3)
Alan Schwartz	*	4,254	*	*
Alfus Family Limited Partnership	*	35,161	*	*
Anne S. Sovey	*	475	*	*
Bruce and Erin King Living Trust	*	4,850	*	*
Dale R. Johannes	*	941	*	*
Bissell Family Limited Partnership	*	19,203	*	*
C. Hamilton Sloan	*	24,543	*	*
C. Hamilton Sloan Trust	*	44,870	*	*
C.S. Henline Trust	*	3,874	*	*
Carolina Capital Corporation	*	3,796	*	*
Catherine D. Rainey	*	50	*	*
Charles E. Mueller, MD	*	160	*	*
Church Street Medical, LLC	*	44,654	*	*
Church Street Medical II, LLC	*	22,210	*	*
Daniel C. Austin	*	91,887	*	*
Daniel C. Brown, Jr.	*	2,373	*	*
David L. Gordon	*	1,046	*	*
David Smith	*	49,022	*	*
Deborah Laub	*	1,046	*	*
Dennis L. Olive	*	4,122	*	*
Donald L. Harley	*	5,238	*	*
Easlan Capital, Inc.	*	190	*	*
Edward W. & Kathleen Hayes	*	1,535	*	*
Eugene M. Langley, Jr. Revocable Trust	*	16,196	*	*
Fox Run Development	*	326	*	*
Gary T. Baker	*	124,500	*	*
Glenn Weathers	*	5,344	*	*
H. Jack Leister	*	89,770	*	*
Harrison A. Underwood, III	*	2,635	*	*
Henry P. Royster, Jr.	*	1,211	*	*
Hyman Auerbach	*	46,759	*	*
J. Rex Thomas	*	25,855	*	*

Name of Selling Stockholder (1)	Number of Shares Beneficially Owned (2)	Number of Shares Offered	Number of Shares Beneficially Owned Following Resale	Percentage Ownership Following Resale (3)
J. Roger Edwards, Jr.	*	1,204	*	*
J.T. Hobby & Son, Inc.	*	8,311	*	*
James F. Marshall	*	28,109	*	*
Jamile J. Francis, Jr.	*	2,325	*	*
Jaw Holdings I, LLC	*	9,621	*	*
Jeffrey Hymes	*	5,509	*	*
Jerome and Linda Janger Revocable Trust	*	198,062	*	*
Jerome Silvey	*	1,538	*	*
Jim Ayers	*	131,044	*	*
Jim Campbell	*	5,342	*	*
John Rainey	*	2,610	*	*
John S. Rainey & Mary Belser, Tr U/W C.S. Rainey F/B/O J. Rainey	*	237	*	*
John S. Rainey, Jr., Trust	*	45	*	*
John S. Rainey, Tr U/W C.S. Rainey F/B/O Mary R. Belser	*	237	*	*
John S. Rainey, Tr U/W C.S. Rainey F/B/O Nancy Crowley	*	237	*	*
John S. Rainey, Tr U/W C.S. Rainey F/B/O Rob Rainey	*	237	*	*
John Turner	*	3,000	*	*
Jonathan Eilian	*	13,664	*	*
Keith R. Harrod	*	3,044	*	*
Kenneth M. Weiss	*	223	*	*
Kennington Ltd., Inc.	*	503,948	*	*
Kyle Woolfolk	*	13,098	*	*
L. Terrell Sovey	*	475	*	*
L.B.M. Family Limited Partnership	*	25,683	*	*
Lambster Partners	*	2,317	*	*
Leonard Barrier	*	7,260	*	*
Linda Janger	*	4,394	*	*
Lowell D. Kraff	*	238	*	*
LPK Investments, LLC	*	33,720	*	*
Margaret Smith	*	54,325	*	*
Mark Hamilton Sloan	*	2,267	*	*
Mark Hamilton Sloan Trust	*	2,575	*	*
Mark Walsh	*	15,000	*	*
Marmor Living Trust	*	26,820	*	*
Mary R. Belser	*	475	*	*
Nancy R. Crowley	*	95	*	*
Neal S. Johnston	*	5,385	*	*
O. Temple Sloan III	*	1	*	*
O. Temple Sloan III Trust	*	2,575	*	*
O. Temple Sloan Jr. (5)	*	216,765	*	*
O. Temple Sloan Jr. Trust (5)	*	44,870	*	*
Parke D. Joyner	*	7,191	*	*
Paul Kreckman (6)	*	196	*	*
Ralph W. Mullins, Jr.	*	82,213	*	*
Reba A. Bahn	*	1,046	*	*
Richard Faber	*	7,871	*	*
Ridley Wills	*	11,868	*	*
Ridley Wills (Mrs.)	*	7,871	*	*
Robert E. Coles	*	986	*	*

Name of Selling Stockholder (1)	Number of Shares Beneficially Owned (2)	Number of Shares Offered		Number of Shares Beneficially Owned Following Resale	Percentage Ownership Following Resale (3)
Robert Faber	*	15,956		*	*
Robert M. Rainey	*	475		*	*
Roger G. White	*	50,000		*	*
Royall Brown	*	2,000		*	*
SECC Partners	*	75,882		*	*
Sheridan Trust	*	1,000		*	*
Spring Place, LLC (4)	*	659,211	(7)	*	*
Stanley and Audri Tendler Family Trust	*	7,811		*	*
Stephen Timko Revocable Trust	*	193,907		*	*
Susan Kellett	*	38,523		*	*
Suzanne B. Ross	*	110		*	*
The Audri May Tendler Trust	*	2,929		*	*
The Bennie Auerbach Irrevocable Trust	*	10,383		*	*
The Crawley F. Joyner, III Living Trust	*	7,191		*	*
The Leon Auerbach Revocable Trust	*	32,828		*	*
The Nusebaum Family Trust	*	856		*	*
The Robert and Janice Goldman Living Trust	*	77,615		*	*
The Sandra H. Taylor Living Trust	*	3,570		*	*
The Sardinian Group, LLC	*	23,116		*	*
Thomas A. Hunter, III	*	4,965		*	*
Thomas C. Brown Revocable Trust	*	2,325		*	*
Thomas H. Davis	*	3,568		*	*
Thomas T. Crumpler	*	967		*	*
TUA Robert B. Faber	*	3,741		*	*
Union Realty Company GP	*	183,587		*	*
Victoria Martin Langley Revocable Trust	*	27,122		*	*
William A. White, Jr.	*	9,805		*	*
Total		3,753,518
____________________
* Less than 1%.

(1)
Selling stockholders that are entities may distribute shares of common stock prior to sale under this prospectus. The selling stockholders may also include persons who are donees, pledgees or successors-in-interest of the listed selling stockholders.

(2)
The shares of common stock include warrants and Common Units held by a selling stockholder and assumes that such warrants will be exercised and Common Units will be redeemed for shares of our common stock. The number of shares of common stock assumes that no stock options are exchanged for shares of common stock.

(3)
This percentage is calculated assuming that each selling stockholder sells all of the shares offered by this prospectus. It is difficult to estimate with any degree of certainty the amount and percentage of shares of common stock that would be held by each selling stockholder after completion of the offering. First, we have the option to satisfy Common Unit redemption requests by paying the cash value of the Common Units rather than issuing shares of our common stock. The number of shares offered hereby assumes we elect to satisfy all redemption requests by issuing shares. Second, assuming a selling stockholder receives shares of common stock upon an exercise of warrants or a redemption of such holder’s Common Units, such holder may offer all, some or none of such shares.

(4)	Selling stockholder is an entity controlled by Gene H. Anderson, a director of the Company.

(5)	O. Temple Sloan Jr. is the Chairman of the Board of Directors of the Company.

(6)	Paul Kreckman is a Vice President of the Company.

(7)	These 659,211 shares are the only resale shares currently outstanding.

PLAN OF DISTRIBUTION
This prospectus relates to the offer and sale by the selling stockholders of 3,613,666 shares of our common stock, which include shares we may issue upon the exercise of a like number of warrants or the redemption of a like number of Common Units. Our common stock is listed on the NYSE under the symbol “HIW.”
We have not and will not receive any proceeds from the offering by the selling stockholders.
As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock offered hereby will be borne by the selling stockholders. Sales of shares of common stock may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the NYSE, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating the shares of common stock, through short sales of shares of common stock or through a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling stockholders.
Selling stockholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided the requirements of such rule are met.
The selling stockholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).
The selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of our common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. While neither we nor any selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be. However, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.
Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.
We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of common stock against certain liabilities, including liabilities arising under the Securities Act.
Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of common stock involved, (iii) the price at which such shares were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (iv) other facts material to the transaction.

LEGAL MATTERS
The validity of the securities offered hereby has been passed upon for us by Hunton & Williams LLP. In addition, Hunton & Williams LLP has rendered an opinion with respect to certain federal income tax matters relating to the Company. A partner of Hunton & Williams LLP beneficially owns an aggregate of less than 0.01% of the Company’s common stock.

EXPERTS
The financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from Highwoods Properties Inc.’s Annual Report on Form 10-K, and the effectiveness of Highwoods Properties Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference room. Such reports are also available to the public through the SEC’s Internet site at www.sec.gov. In addition, since some of our securities are listed on the NYSE, you can read our SEC filings at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

•	the Company’s 2013 Annual Report on Form 10-K;

•	the information specifically incorporated by reference into the 2012 Annual Report on Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2013; and

•
the description of the Company’s common stock included in the Company’s Registration Statement on Form 8-A dated May 16, 1994, including any amendments and reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Investor Relations
Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604-1050
Telephone: (919) 872-4924
We also maintain an Internet site at www.highwoods.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.        Other Expenses of Issuance and Distribution.
The following table sets forth estimated costs and expenses of the sale and distribution of the securities being registered, all of which will be paid by the registrant.

SEC registration fee	$17,078	*
Printing and engraving fees	10,000
Legal fees and expenses	20,000
Accounting fees and expenses	20,000
Miscellaneous (including listing and rating agency fees)	10,000
Total	$77,078
___________
*     Amount includes $13,571 remaining available from a previously paid registration fee of $14,363 related to unsold securities registered pursuant to the registrant’s Registration Statement on Form S-3 (No. 333-172134) filed on February 9, 2011 that pursuant to Rule 457(p) of the Securities Act of 1933 has been used to offset the registration fee of $17,078 payable in connection with this registration statement.
Item 15.        Indemnification of Directors and Officers.
The Company’s officers and directors are and will be indemnified against certain liabilities in accordance with the Maryland General Corporation Law, the charter and bylaws of the Company and the partnership agreement of the Operating Partnership. The charter requires the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the Maryland General Corporation Law. The Maryland General Corporation Law permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
The partnership agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors to the same extent that the Company’s charter provides for indemnification to the Company’s officers and directors. In addition, the partnership agreement limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent that the Company’s charter limits the liability of the Company’s officers and directors to the Company and its stockholders.
The Company also maintains a policy of directors and officers liability insurance covering certain liabilities incurred by the Company’s directors and officers in connection with the performance of their duties.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 16.    Exhibits.
Exhibit No.     Description

3.1	Amended and Restated Charter of the Company (filed as part of the Company’s Current Report on Form 8-K dated May 15, 2008 and incorporated herein by reference)
3.2	Amended and Restated Bylaws of the Company (filed as part of the Company’s Current Report on Form 8-K dated May 15, 2008 and incorporated herein by reference)
4.1
Form of certificate representing shares of common stock (filed as part of the Company’s Registration Statement on Form S-11 (No. 333-76952) filed with the SEC on March 28, 1994 and incorporated herein by reference)

5	Opinion of Hunton & Williams LLP re legality
8	Opinion of Hunton & Williams LLP re tax matters
23.1	Consent of Hunton & Williams LLP (included in Exhibits 5 and 8)
23.2	Consent of Deloitte & Touche LLP
24	Power of Attorney (included on signature page)

Item 17.    Undertakings
The undersigned registrant hereby undertakes:
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which as registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by the undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on February 10, 2014.

Highwoods Properties, Inc.
By:	/s/ Edward J. Fritsch
Edward J. Fritsch
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward J. Fritsch, Jeffrey D. Miller or Terry L. Stevens and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ O. Temple Sloan, Jr.	Chairman of the Board of Directors	February 10, 2014
O. Temple Sloan, Jr.

/s/ Edward J. Fritsch	President, Chief Executive Officer and Director	February 10, 2014
Edward J. Fritsch

/s/ Thomas W. Adler	Director	February 10, 2014
Thomas W. Adler

/s/ Gene H. Anderson	Director	February 10, 2014
Gene H. Anderson

/s/ David J. Hartzell	Director	February 10, 2014
David J. Hartzell

/s/ Sherry A. Kellett	Director	February 10, 2014
Sherry A. Kellett

/s/ Mark F. Mulhern	Director	February 10, 2014
Mark F. Mulhern

/s/ L. Glenn Orr, Jr.	Director	February 10, 2014
L. Glenn Orr, Jr.

/s/ Terry L. Stevens	Senior Vice President and Chief Financial Officer	February 10, 2014
Terry L. Stevens

/s/ Daniel L. Clemmens	Vice President and Chief Accounting Officer	February 10, 2014
Daniel L. Clemmens

EXHIBIT INDEX

Exhibit No.     Description

3.1	Amended and Restated Charter of the Company (filed as part of the Company’s Current Report on Form 8-K dated May 15, 2008 and incorporated herein by reference)
3.2	Amended and Restated Bylaws of the Company (filed as part of the Company’s Current Report on Form 8-K dated May 15, 2008 and incorporated herein by reference)
4.1
Form of certificate representing shares of common stock (filed as part of the Company’s Registration Statement on Form S-11 (No. 333-76952) filed with the SEC on March 28, 1994 and incorporated herein by reference)

5	Opinion of Hunton & Williams LLP re legality
8	Opinion of Hunton & Williams LLP re tax matters
23.1	Consent of Hunton & Williams LLP (included in Exhibits 5 and 8)
23.2	Consent of Deloitte & Touche LLP
24	Power of Attorney (included on signature page)